EXHIBIT 10.2

Executive Officer	New Base Salary*	2007 Annual Incentive Plan Target Percentage**
Jon A. Marshall President and Chief Executive Officer	$850,000	100%

W. Matt Ralls Executive Vice President and Chief Operating Officer	$500,000	75%

Michael R. Dawson Senior Vice President and Chief Financial Officer	$375,000	65%

James L. McCulloch Senior Vice President and General Counsel	$375,000	65%

Roger B. Hunt Senior Vice President, Marketing	$365,000	65%

*	These base salaries do not go into effect until January 1, 2007.
**	Expressed as a percentage of annual base salary.